WARNER BROS.

Warner Bros, Inc. 4000 Warner Blvd. Burbank, CA 91522 (213) 843-6000 Cable Address: Warbros

December 16, 1981

Robert 16, 1981
Levine and Thall, PC
485 Madison Avenue
New York, NY 10022

RE: “NATIONAL LAMPOON’S VACATION”

Dear Bob:

The following are the terms of the agreement between Warner Bros. Inc. and Studio 21 Productions, Inc., a wholly-owned subsidiary of National Lampoon, Inc. for Matty Simmons to develop, and if set for production by Warner Bros., to produce a motion picture tentatively entitled “NATIONAL LAMPOON’S VACTION ‘58”, based upon John Hughes’ story published in issue No. 43 of the magazine “NATIONAL LAMPOON” in September, 1979.

1.	Development

Matty Simmons to perform all development services required by Warner Bros. For the following consideration payable to Studio 21:

A.

$15,000 payable one-half on the later of signature by studio 21 and National Lampoon, Inc. of a copy of this letter or commencement of John Hughes’ a service pursuant to a signed agreement for his services, and one-half on the earlier of completion of Hughes’ writing services on the first draft and set of revisions or abandonment of the projects;

B.

$10,000 if Warner Bros. exercises the option for the second draft screenplay from Hughes, or budgets the first draft screenplay written by Hughes, or hires another writer, payable one-half when Warner Bros. options the second draft from Hughes, elects to budget Hughes first draft, or hires another writer, and one-half upon the earlier of completion of the second draft by Hughes, completion of all writing services required by Warner Bros. of the second writer, or the earlier of abandonment of the project or when the picture is set for production; and

A Warner Communications Company

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December 16, 1981

C.

$5,000 if Warner Bros. options a second draft by Hughes and thereafter hires another writer, or budgets the second draft screenplay by Hughes or any screenplay written by a subsequent writer, payable one-half when Warner Bros. hires a subsequent writer or elects to budget Hughes’ second draft or any screenplay written by another writer, and one-half upon the earlier of abandonment of the project or when the picture is set for production.

2.	Producer Fee

If Warner Bros. sets the picture for production, Matty Simmons to produce for consideration payable to Studio 21 of *** payable *** less the development fees when the picture is set for production, *** at *** per week for twenty weeks beginning six weeks prior to the schedule commencement of principal photography of the picture, *** upon completion of scoring, and *** on delivery of the answer print. Subject to default, incapacity, or force majeure, Matty Simmons shall be pay-or-play to produce the picture when the picture is set for production by Warner Bros.  The picture shall be deemed “set for production” by Warner Bros. at such time as the screenplay and budget have been approved by Warner Bros., and a definite starting date has been scheduled for commencement of principal photography subject to acceleration or delay to accommodate the availability of facilities, locations, or principal cast members.

***The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

3.	Contingent Compensation

As additional consideration for the producer services of Matty Simmons, Studio 21 be entitled to receive *** of *** of the net profits of the picture reducible by all third party net and gross participations to *** of *** of the net profits of the picture and thereafter by unabsorbed third party gross participation and the deferments for use of the name “National Lampoon” off-the-top, but excluding the gross participation after actual moving breakeven for the use of the name “National Lampoon” which participation shall be absorbed in and borne by Studio 21’s share of net profits.

***The Registrant has omitted this portion of this exhibit pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

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December 16, 1981

4.	Exclusivity

During the development of the project and production of the picture, Matty Simmons shall be non-exclusive, provided that during the period beginning eight weeks before commencement of principal photography and continuing until completion of principal photography of the picture, Matty Simmons shall be non-exclusive on a first priority basis and no other services for any third party shall interfere with the non-exclusive services of Matty Simmons for the picture or require Matty Simmons to perform exclusive services. In the event of (i) a death or incapacity of Matty Simmons, or (ii) principal photography of the picture coincides with principal photography of another picture produced by Matty Simmons or Studio 21 requiring Matty Simmons’ non-exclusive producer services, Studio 21 shall furnish at Studio 21’s cost a substitute producer subject to Warner Bros. reasonable approval to perform Matty Simmons’ producer services.  The substitute shall be exclusive to the picture for a period beginning the later of (i) eight weeks prior to commencement of principal photography, or (ii) the commencement of principal photography of the other picture or (iii) the death or incapacity of Matty Simmons and continuing until completion of principal photography of the picture and all other times on a non-exclusive first priority basis.

5.	Credit

Matty Simmons shall be entitled to the following credits if the picture is produced by Matty Simmons:

	A.	An above-the-title production credit in substantially the form of “A Matty Simmons Production” on screen, and in paid ads, in size of type of the title of the picture;

	B.	A credit as producer on screen and in paid ads in size equal to 50% and 35% respectively of the size of type of the title of the picture;

C.

Warner Bros. normal exclusions and artwork title exception to apple except the credit as producer shall appear in any excluded ad in which director credit appears to the director or writer credit appears to the writer except for award, congratulatory or special ads.

	D.	Warner Bros. may not give executive, associate and/ or producer credit to any third party except subject to Studio 21’s approval, which shall not be withheld unreasonably.

6.	Election to proceed

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If forty-five days after delivery of any draft or revised draft of a screenplay Warner Bros. has not requested revisions the last writer or committed to hire another writer, Studio 21 can then request Warner Bros. by notice in writing, that Warner Bros. designate said screenplay as the final screenplay for which Warner Bros. elects to have a budget prepared. Warner Bros. shall have thirty days from receipt of the request within which to commit to revision or to hire another writer, or designate said screenplay as the final screenplay for preparation of a budget. If Warner Bros. fail to do either, then said screenplay shall be designate the final screenplay for which Warner Bros. elect to have a budget prepared, subject to Warner Bros. right of final approval of the screenplay and budget.  If within six months from when the final screenplay for preparation of a budget is designated by Warner Bros. or is deemed to have been designated such a screenplay, Warner Bros. has not set the picture for production, then Studio 21 can request Warner Bros. by notice in writing to elect either (a) set the picture for production, as “set for production” is defined in paragraph 2 above, or (b) commit to the payment of the producer fee without setting the picture for production (i.e., go pay-or-play to Studio 21 and Matty Simmons) or (c) abandon production of the picture. If within 10 business days from receipt by Warner Bros. of Studio 21’s request Warner Bros. fails to elect any, then Warner Bros. shall be deemed to have elected (c).  If Warner Bros. elects (b), 20% of the producer fee, less the development fee, shall be paid when Warner Bros. elects (b), 60% not later than six months after Warner Bros. elects (b), unless prior to that date the picture has commenced principal photography, and the remaining 20% not later than one year after Warner Bros. elects (b).  In the event production of the picture is abandoned by Warner Bros. after Warner Bros. has elected (b), any producer fee unpaid shall be paid within ten days after abandonment.  If Warner Bros. elects (a), if principal photography of the picture has not commenced within thirty days following the designed start date, subject to acceleration or delay to accommodate the availability of facilities, location, or principal cast members, then the producer fee shall be paid as if the picture had commenced principal photography on the day which is thirty days following the designated start date, with the last 20% payable not later than one year after Warner Bros. elects (a).

7.	Turnaround

If Warner Bros. abandons the picture then Studio 21 shall have a one-year turnaround subject to Warner Bros. standard terms including changed elements and less favorable terms provisions, interest at a rate equal to 125% of the moving prime commercial rate of the First National Bank of

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Boston, acceleration of payment if Studio 21 enters into agreement with any third party for the development, production, financing and/ or distribution of the picture, but excluding overhead of 15% of Warner Bros.’ direct costs incurred for the project.

8.	Completion of Picture

The answer print of the picture shall be completed no later than the earlier of eight months from commencement of principal photography or five months from completion of principal photography.

9.	Consultation

Warner Bros. shall consult with Matty Simmons in connection with the development of the script, choice of the key creative personnel and cast and initial theatrical domestic advertising campaign for the picture, provided Warner Bros.’ decision advertising campaign for the picture, provided Warner Bros.’ decision is determinative.

10.	Travel and Living

When required by Warner Bros. to perform services away from his principal residence, Matty Simmons shall be provided with round-trip transportation, first class if available, and by air if appropriate, plus actual reasonable, accountable expenses up to a maximum of $1,000 per week ($1,500 in major cities) pro rata for any portion of a week.  During production of the picture Matty Simmons shall be provided with one additional round-trip transportation to and from the location on an “as used” basis.

11.	Office and Secretary

Warner Bros. will furnish Studio 21 Productions offices and a production secretary from eight weeks prior to the start date, or sooner if necessary, until completion of the answer print.

12.	Remakes, Sequels and Television Programs

If within fie years after initial release of the picture Warner Bros. elects to produce a theatrical remake or sequel or television program or series, subject to network approval with regard to any television program or series, provided Studio 21 is then actually and activity engaged in the production of theatrical or television motion pictures, Studio 21 shall have

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the right of first negotiation to furnish Matty Simmons, or a substitute subject to Warner Bros. reasonable approval, to produce the theatrical remake or sequel on financial terms and conditions not less favorable to Studio 21 then this deal, or to be individual or executive producer of any television program on financial terms to be negotiated in good faith, subject to the following:

A.

If within thirty days after receipt by Studio 21 of Warner Bros.’ notice of Warner Bros. election to produce a theatrical remake or sequel and after good faith negotiations, Studio 21 and Warner Bros. ‘ have note reached a mutually satisfactory agreement, or Studio 21 has not accepted the financial terms and conditions of this deal, then Warner Bros. shall be released and discharged of any obligations to Studio 21 in connection with such remake or sequel, except Warner Bros. shall pay Studio 21 $100,000 on completion of principal photography of such remake or sequel plus a pari passu contingent deferment of $50,000 and 5% of 100% of the net profits reducible by the net profits payable to any writer of such remake or sequel to not less than 2 ½% of 100% of the net profits of such remake or sequel.  Warner Bros. shall not have the right to use the name “National Lampoon” in such remake or sequel unless such remake or sequel is produced by Studio 21 except as Studio 21 and Warner Bros. may agree.

B.

If within thirty days after receipts by Studio 21 of Warner Bros.’ notice of Warner Bros.’ notice of Warner Bros.’ election to produce a television program or series and after good faith negotiations, Studio 21 and Warner Bros. have not reached a mutually satisfactory agreement, or Studio 21 has not accepted financial terms and conditions not less than those then currently being offered by Warner Bros. Television for individual of executive producer services in comparable situations, then Warner Bros. shall be released and discharged of any obligations to Studio 21 in connection with such television program or series, except that Warner Bros. shall pay Studio 21, (a) for a prime time U.S. network television series produced, if at all, based upon the picture, for each episode of such television series royalties, payable within thirty days after the first broadcast of each such episode, of $1,750 for each episode which does not exceed thirty minutes but does not exceed sixty minutes in length, and $2,250 for each episode which exceeds sixty minutes in length, and rerun payments for any such episode which has more than one “run” in the United States equal to 20% of the royalty paid for the initial run of such episode for each of the second, third, fourth, fifth and sixth runs thereof, provided that payment for the sixth such run, if any, shall constitute full and complete payment for the sixth and all subsequent runs thereof.  Rerun royalties shall be payable not later than four months after the first telecast of the respective run in any city of the United States.  In the event

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such run is telecast on regional or national television network, the applicable rerun royalties shall be payable not later than thirty days after the first telecast of the respective run in any city in the United States. In the event such run is telecast on regional or national television network, the applicable rerun royalties shall be payable not later than thirty days after the first telecast of the respective run in any city in the United States; and (b) for a remake or sequel television motion picture, or multi-part program (such as “Shogun”) produced, if at all, based upon the picture, for each such remake or sequel television motion picture or multi-part program, payable within thirty days after the first broadcast of each such remake or sequel television motion picture or episode of such multi-part program, $7,500 pro rata for each thirty minutes of broadcast  time to a maximum of $25,000; and (c) 5% of 100% of the net profits of any such television program or series, reducible by net profits payable to any writer of such television program or series to not less than 2 ½% of 100% of the net profits of such television program or series.  Net profits shall be defined, accounted for and paid in accordance with Warner Bros. Television’s then current standard definition of net profits; (d) the royalties and net profits payable pursuant to (a), (b) and (c) above shall include and bear similar payments to John Hughes or National Lampoon, Inc. for the story.

Warner Bros. shall not have the right to use the name “National Lampoon: in any such television program or series unless such television program or series is produced by Studio 21 except as Studio 21 and Warner Bros. may agree.

13.	Use of the Name “National Lampoon”

A.

For use of the name “National Lampoon” in the picture Studio 21 shall receive $250,00 on commencement of principal photography plus (i) as an advance against Studio 21’s net profits, up to $150,00 from 2 ½% of the adjusted gross receipts of the picture in excess of the greater of two times the cost of production of the picture and interest once or actual cash breakeven including interest once, to actual breakdown, (ii) an allocation from Studio 21’s net profits of 5% of the gross receipts of the picture in excess of actual moving breakdown, and (iii) deferments of $250,000 each from the gross receipts in excess of gross receipts equal to the aggregate of actual moving breakeven plus $10,000,000 of the gross receipts, and at each $10,000,000 of gross receipts thereafter.  In the event production of the picture is abandoned after commencement of principal photography, for any reason other than a default by Studio 21 or National Lampoon, Inc., Studio 21 shall repay Warner Bros. on demand that portion of that $250,000 paid on commencement of principal photography that the number of weeks

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from commencement of principal photography to abandonment bears to the scheduled number of weeks of principal photography of the picture.  In the event of a material default by Studio 21 or National Lampoon, Inc., Studio 21 shall repay Warner Bros. the entire $250,000 on demand without prejudice to any claim Warner Bros. may have or assert against Studio 21 or the National Lampoon, Inc. as a result of said default.

B.

Warner Bros. shall have the right and the obligation subject to this paragraph B and paragraph E below, to use the “National Lampoon” name as part of the title of the picture and in connection with the advertising, distribution and marketing of the picture.  Whenever any draft or revised draft of a screenplay is delivered to Warner Bros. if Studio 21 advises Warner Bros. with the delivery of the screenplay or revised draft screenplay that Studio 21 disapproves of said screenplay or revised draft for the use of the name “National lampoon,” then if Warner Bros. elects to proceed with the development of a picture, or hire another writer, or request revision from the writer delivering the screenplay or revised draft, or sets the picture for production, then Warner Bros. may elect, (i) to terminate the agreement  with Studio 21 including the right to use the name “National Lampoon” in connection with the picture and Warner Bros. may proceed with the development and/ or production of the picture and Warner Bros. and Studio 21 shall be released and discharged of any obligation to one another in connection with the picture except Warner Bros. shall pay Studio 21 any unpaid accrued development fee, and subject to Warner Bros. obligation to acquire the story from National Lampoon, Inc. in the event Warner Bros. elects to produce the picture or exercise the option, or (ii) to proceed with the development and/ or production of the picture pursuant to this agreement with Studio 21 without the right to use the name “National Lampoon” in connection with the picture without prejudice to Studio 21’s approval of the next revised draft of the screenplay and the use of the name “National Lampoon” in connection with the pictures.

C.

Warner Bros. shall also have the right to use the name “National Lampoon” in remake and sequel motion picture and television programs provided such remake and sequel and television programs are produced by Studio 21 pursuant to and consistent with the terms and conditions for Warner Bros. use of the “National Lampoon” name for the first picture except that the payment or royalty for use of the name “National Lampoon” in a television program or series shall be negotiated in good faith.

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D.

For use of the name “National Lampoon” in merchandising, Studio 21 shall be entitled to receive a separate royalty of a sum equal to 7% of the merchandising income actually received by Warner Bros. increasing to 10% of the merchandising income actually received by Warner Bros. after the picture is in net profits, after deducting from such income name and likeness payments or other expenses incurred by Warner Bros. directly in connection with any such merchandise products or commodities using the name “National Lampoon” to not less than 5% or 8% respectively of the merchandising income actually received by Warner Bros.

E.

Warner Bros.’ right to use the name “National Lampoon” in the title of the picture and in connection with advertising, distribution and marketing of the picture, shall be subject to Studio 21’s reasonable approval of the general form of the use of the name “National Lampoon.”  Once Studio 21 has given approval of a particular form of use then Warner Bros. shall have the right to use that form of use for and in connection with the picture.  If the picture is produced by Studio 21 then the name “National lampoon” shall be used as part of the title of the picture such as “National Lampoon’s Vacation ‘58” or such other form or other title as Studio 21 and Warner Bros. may mutually agree.

F.

Provided that Studio 21 or National Lampoon, Inc. has fully advised Warner Bros. in writing of the necessary requirements to protect Studio 21’s or National Lampoon’s and trademarks in the name “National Lampoon,” Warner Bros. shall follow such advice and requirements provided that an inadvertent failure to comply with those requirements shall not be deemed a breach by Warner Bros. of any duty or obligation to Studio 21 nor shall any such inadvertent breach entitle Studio 21 or National Lampoon to sue for or recover damages.  Warner Bros. shall make best efforts after notice from Studio 21 to cure prospectively any failure by Warner Bros. of such advice or requirements to protect the trademarks or trade names in the name “National Lampoon.”

14.	Acquisition of Story

National Lampoon, Inc. shall grant Warner Bros. an exclusive option to purchase all rights, excluding the right to publish the original story and reprint rights to the original story, but including publication rights to novelizations based upon a screenplay adaptation of the original story, in and to the original story entitled “Vacation ’58,” written by John Hughes and published in Issue 43 of the “NATION LAMPOON” magazine in September, 1979 for $7,500 for one year from the date of this letter

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extendable for an additional year for $7,500 against a purchase price of $65,000 plus 2 ½% of 100% of the net profits of the picture.

15.	Writer’s Agreement

Studio 21 shall assign to Warner Bros. the agreement between Studio 21 Productions, Inc. and the Huge Company for the writing services of John Hughes and Warner Bros. shall assume the executory obligations of said agreement except to the extent those obligations may be modified in writing by Warner Bros. and the Huge Company.

16.	Novelizations

Subject to the applicable provisions of the writer’s Guild of America Basic Agreement and the rights if any of John Hughes pursuant to the agreement between Studio 21 and the Huge Company, Warner Bros. shall have the right to publish or authorize the publication of novelizatons, photo novels, or any other publication in print, of adaptations of the screenplay for the picture.  Warner Books shall have the right of first negotiation with regard to any publication in print and Warner Bros. shall license publication rights to Warner Books provided the financial terms of the deal are commercially acceptable.  If Warner Books does not negotiate for any print publication rights then National Lampoon, Inc. shall have the right of second negotiation with regard to any publications in print, not published by Warner Books, and Warner Bros. shall license publication rights to National Lampoon, Inc. provided the financial terms of the deal are commercially acceptable.  For any publications in print not published by Warner Bros. may accept any offer acceptable to Warner Bros. Advances and royalties received by Warner Bros. from publications in print shall be included in the gross receipts of the picture without distribution fee.

The remaining terms and conditions shall be Warner Bros. standard terms and conditions, including the definition of net profits, subject to such changes as Warner Bros. may agree after good faith negotiations.  Pending execution of more formal documents, this letter, when signed by Warner Bros. Inc., Studio 21 Productions, Inc., National Lampoon, Inc., and Matty Simmons shall constitute a valid and binding agreement among Warner Bros., Studio 21 Productions, Inc., National Lampoon, Inc. and Matty Simmons.

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Very truly yours,

Warner Bros. Inc.

By /s/ James R. Miller
James R. Miller

AGREED:

NATIONAL LAMPOON, INC.

By /s/ Matty Simmons

STUDIO 21 PRODUCTIONS, INC.

By /s/ Matty Simmons

MATTY SIMMONS

/s/ Matty Simmons